Exhibit 10.1

3COM CORPORATION

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between Robert T. Dechant (the “Executive”) and 3Com Corporation (together with its subsidiaries and affiliates, “3Com” or the “Company”), effective as of April 19, 2006. 3Com and the Executive shall each individually be referred to herein as a “Party” and together as the “Parties.”

R E C I T A L S

A.         It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.         The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his/her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.         The Board believes that it is imperative to provide the Executive with severance benefits upon the termination of the Executive’s employment under the circumstances set forth herein within three (3) months prior to or within twelve (12) months following a Change of Control, which provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D.	Certain capitalized terms used in this Agreement are defined in Section 5 below.

The Parties hereto agree as follows:

1.          Term of Agreement. This Agreement shall terminate upon the date that all obligations of the Parties hereto with respect to this Agreement have been satisfied.

2.          At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment with 3Com is and shall continue to be at-will, as defined under applicable law, and may be terminated by either Party at any time, for any reason or no reason,

Exhibit 10.1

with or without notice. If the Executive’s employment terminates for any reason other than that specified in Section 3(a) of this Agreement, then the Executive shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing and applicable severance and/or benefit plans or pursuant to other written agreements with the Company.

3.	Change of Control Severance Benefits.

(a)        Involuntary Termination other than for Cause, death or Disability or Voluntary Termination for Good Reason Within Three (3) Months Prior to or Within Twelve (12) Months Following a Change of Control. The Executive shall be entitled to receive the severance benefits provided below if, within three (3) months prior to or within twelve (12) months following a Change of Control (as defined herein), the Executive’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability (as such capitalized terms are defined herein) or (ii) by the Executive pursuant to a Voluntary Termination for Good Reason (as defined herein). The Executive’s receipt of the severance benefits provided below shall be conditioned upon the Executive’s execution of and compliance with an agreement (the “Release Agreement”) which shall include, without limitation, (i) a release of claims against the Company, its affiliates and representatives; (ii) a non-solicitation provision prohibiting the Executive’s solicitation of any Company employee, business opportunity, client, customer, account, distributor or vendor for a period of one (1) year following the Executive’s Termination Date; (iii) a non-competition provision prohibiting the Executive from directly or indirectly engaging in, participating in or having a material ownership interest in a business in competition with the Company for a period of one (1) year following the Executive’s Termination Date; and (iv) a non-disparagement provision. The form and language of the Release Agreement shall be determined by the Company in its sole discretion. The severance benefits for which the Executive is eligible include the following:

(i)         Severance Payments. One hundred percent (100%) of the Executive’s Annual Compensation, subject to all legally required taxes and withholdings, paid through the Company’s regular payroll practices and continuing for twelve (12) months following the effective date of the Executive’s Release Agreement, provided that the Executive continues to comply with all terms and conditions of the Release Agreement during the twelve (12) month period;

(ii)         Pro-Rated Bonus Payment. A pro-rated amount of the Executive’s earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company’s actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days from the beginning of the applicable bonus period to the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period;

Exhibit 10.1

provided, however, that if a qualifying termination of employment occurs and the Termination Date is within three (3) months prior to a Change of Control, the numerator shall be the number of calendar days from the beginning of the applicable bonus period to the effective date of the Change of Control. The pro-rated bonus referenced herein shall be paid through the Company’s regular bonus payment practices (but no earlier than the effective date of the Executive’s Release Agreement) and subject to all applicable taxes and withholdings.

(iii)        Health, Dental & Vision Benefits. Continuation of coverage under the Company’s health, dental, and vision insurance plans (“Health Care Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the same level of coverage as was provided to and elected by the Executive as of the Termination Date. If the Executive timely and properly elects to continue coverage under the Company’s Health Care Plans in accordance with COBRA, the Company shall continue to pay the Company-paid portion of the premiums for the Executive’s elected coverage under the Health Care Plans until the earlier of: (i) two (2) years from the Executive’s last date of employment, or (ii) the date upon which the Executive becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). The Executive will remain obligated to pay the unsubsidized portion of the applicable premium(s) in order to continue Company-sponsored coverage. The Company-paid portion of any premium(s) is subject to change at the Company’s discretion; provided, however, that the Company-paid portion of Executive’s premium shall not be changed to be proportionately less than the Company-paid portion of then-current employees. To be eligible for continuation of coverage under the Health Care Plans, the Executive must be actively enrolled in the applicable Health Care Plan(s) as of the Termination Date. For purposes of Title X of COBRA, the date of the “qualifying event” for the Executive and his/her covered dependents shall be the Termination Date, and each month of Company-sponsored coverage continuation provided hereunder shall offset a month of coverage continuation otherwise due under COBRA. Upon the expiration of the one (1) year period, the Executive will be required to pay 102% of the premium to continue Company-sponsored coverage. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

(iv)        Life Insurance. Conversion of the Executive’s basic term life insurance in effect immediately prior to the Termination Date to continue coverage until the earlier of (i) two (2) years from the Termination Date, or (ii) the date upon which the Executive becomes eligible for coverage under another employer’s life insurance plan.

(v)        Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation issued by the Company to the Executive shall automatically be accelerated in full so as to become completely vested; provided, however, that if a qualifying termination of employment occurs and the Termination Date is within three (3) months prior to a Change of

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Control, such acceleration shall become effective upon the effective date of the Change of Control; and

(vi)        Extension of Stock Option and Stock Appreciation Right Post-Termination Exercisability. The post-termination exercise period of any outstanding Company stock options and stock appreciation rights held by the Executive shall be extended to the lesser of (A) one hundred and sixty-five (165) calendar days from the Executive’s Termination Date, or (B) the original term of the award.

(b)        Voluntary Resignation; Termination For Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing severance and/or benefits plans or pursuant to other written agreements with the Company.

(c)        Disability; Death. If the Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if Executive’s employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing and applicable severance and/or benefit plans or pursuant to other written agreements with the Company.

(d)        Termination Apart from Change of Control. In the event the Executive’s employment is terminated for any reason, either prior to three (3) months before the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Executive shall not be entitled to receive severance or other benefits under this Agreement and shall only be eligible to receive those severance or other benefits (if any) as may then be established under the Company’s then existing and applicable severance and/or benefit plans or pursuant to other written agreements with the Company.

4.	Golden Parachute Excise Taxes

(a)        Parachute Payments of Less than 3.59 x Base Amount. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) would be subject to the excise tax imposed by Section 4999 of the Code, and (iii) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying 3.59 by the Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that

Exhibit 10.1

extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

(b)        Parachute Payments Equal to or Greater than 3.59 x Base Amount. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, (ii) would be subject to the excise tax imposed by Section 4999 of the Code, and (iii) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying 3.59 by the Employee’s “base amount” within the meaning of Code Section 280G(b)(3), then the Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to the Employee pursuant to this sentence.

(c)        280G Determinations.    Unless the Company and the Employee otherwise agree in writing, the determination of the Employee’s excise tax liability and the amount required to be paid or reduced under this Section 4 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.          Internal Revenue Code Section 409A. Notwithstanding any other provisions of this Agreement, if the Company reasonably determines in its discretion that Section 409A of the Internal Revenue Code, as amended, will result in the imposition of additional taxes or penalties based on the payment of the benefits provided hereunder to the Executive within the first six (6) months following the Termination Date, the Company will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six (6) months and one (1) day after the Termination Date. If the payment schedule is modified pursuant to this Section 5, the Executive will receive the one (1) year of Annual Compensation paid through the Company’s regular payroll practices over the six (6) month period immediately following the expiration of six (6) months and one (1) day after the Termination Date.

Exhibit 10.1

6.          Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)        Annual Compensation. “Annual Compensation” shall mean an amount equal to the sum of (i) the Executive’s annualized base salary as in effect immediately preceding the Change of Control and (ii) the Executive’s Target Bonus.

(b)        Cause. “Cause” shall mean (i) an act of theft, embezzlement or intentional dishonesty by the Executive in connection with his/her employment; (ii) the Executive being convicted of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Executive has not substantially performed his/her duties, continued violations by the Executive of the Executive’s obligations to the Company which are demonstrably willful and deliberate on the Executive’s part.

(c)        Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(d)        Disability. “Disability” shall mean that the Company, in its discretion, has deemed the Executive’s employment to have been voluntarily terminated because of the Executive’s absence from his/her responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of the Executive’s mental or physical illness or injury.

(e)        Person. “Person” shall have the same meaning accorded to such term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

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(f)         Target Bonus. “Target Bonus” shall mean the Executive’s target bonus under the operative discretionary bonus plan (i.e., 3Bonus, Management Incentive Plan, etc., which shall not include any other variable compensation such as commission), assuming “on target” satisfaction of all objective or subjective performance goals.

(g)        Termination Date. “Termination Date” shall mean the Executive’s last date of employment with 3Com Corporation.

(h)        Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean the Executive’s voluntarily resignation after the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s material duties or title, relative to the Executive’s material duties or title as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of the Executive as in effect immediately prior to such reduction, other than a reduction generally applicable to other Executives; or (iii) the permanent relocation of the Executive to a work location more than fifty (50) miles from the Executive’s then-present work location; provided, however, that no grounds for Voluntary Termination for Good Reason shall exist hereunder unless the Executive provides 3Com with thirty (30) days’ advance written notice of his/her resignation, specifying the purported grounds for the Voluntary Termination for Good Reason, and provides the Company with the opportunity to cure the above-referenced event(s) on which the resignation is based.

7.	Successors.

(a)        Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)        Executive’s Successors. The terms of this Agreement and all rights and obligations of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notice

(a)        General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally

Exhibit 10.1

delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Executive, mailed notices shall be addressed to him/her at his/her home address on file with the Company as of the date of the notice. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)        Notice of Termination. Any termination by the Company for Cause or by the Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other Party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not less than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his/her rights hereunder.

9.	Miscellaneous Provisions.

(a)        No Duty to Mitigate. The Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

(b)        Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by Company’s President and Chief Executive Officer or General Counsel. No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)        Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either Party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d)        Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The Parties hereby agree and consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts as the exclusive jurisdiction for settling any disputes arising hereunder.

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(e)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer.

3COM CORPORATION

By:	/S/ R. SCOTT MURRAY

R. SCOTT MURRAY

President & Chief Executive Officer

EXECUTIVE
By:	/S/ ROBERT T. DECHANT
ROBERT T. DECHANT